Independent Accountants' Report

The Board of Directors

HSBC Finance Corporation:

We have examined management's assertion that the servicing of consumer automobile finance receivables owned by Household Automotive Trust IV, Series 2000-1 has been conducted by HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated February 1, 2000 (the Agreement), as supplemented, for the period January 1, 2004 through August 17, 2004. HSBC Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions as set forth in Articles IV and V of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the receivables has been conducted by HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated February 1, 2000, as supplemented, for the period January 1, 2004 through August 17, 2004 is fairly stated, in all material respects.

This report is intended solely for the information and use of the addressee and is not intended to be and should not be used by anyone other than this specified party.

/s/ KPMG LLP

March 1, 2005

Management Assertion

For the period January 1, 2004 through August 17, 2004, the servicing of consumer automobile finance receivables owned by Household Automotive Trust IV, Series 2000-1 has been conducted HSBC Finance Corporation, successor by merger to Household Finance Corporation, as Master Servicer, in compliance with the terms and conditions as set forth in Articles IV and V of the Master Sale and Servicing Agreement dated February 1, 2000, as supplemented.

/s/ Steve Smith

Steve Smith

Servicing Officer

HSBC Finance Corporation

March 1, 2005

Date

/s/ Joan Coppenrath /s/ Craig Peters

Joan Coppenrath Craig Peters

Controller Group Director- Asset Management-

HSBC Finance Corporation - Auto Finance HSBC Finance Corporation - Auto Finance

March 1, 2005 March 1, 2005

Date Date